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                     August 27, 2020

       Gustavo Pimenta
       Executive Vice President and Chief Financial Officer
       AES CORP
       4300 Wilson Boulevard, Suite 1100
       Arlington, Virginia 22203

                                                        Re: AES CORP
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 28,
2020
                                                            Item 2.02 Form 8-K
filed May 7, 2020
                                                            File No. 001-12291

       Dear Mr. Pimenta:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation